CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated November 5, 2004, in this Annual Report and Registration Statement of Mosaic Government Money Market.

(signature)

GRANT THORNTON LLP

Chicago, Illinois
November 30, 2004